As filed with the Securities and Exchange Commission on January 18, 2019

Registration No. 333-197289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

IKANG HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District, Beijing 100022

People’s Republic of China

(Address of principal executive offices and zip code)

iKang Healthcare Group, Inc. Share Incentive Plan adopted as of February 2013

iKang Healthcare Group, Inc. Share Incentive Plan adopted as of April 2013

iKang Healthcare Group, Inc. Share Incentive Plan adopted as of March 2014

iKang Healthcare Group, Inc. Option Offering Agreements

iKang Healthcare Group, Inc. Purchase Warrant Agreements

(Full title of the plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue, Suite 4D

New York, NY 10017

+1 212 750 6474

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Yang Chen Chief Financial Officer iKang Healthcare Group, Inc. B-6F, Shimao Tower 92A Jianguo Road Chaoyang District, Beijing 100022 The People’s Republic of China +86 10-5320-8608	Howard Zhang, Esq. Li He, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chao Yang District Beijing 100004, The People’s Republic of China +86 10-8567-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-197289) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by iKang Healthcare Group, Inc., a company established under the laws of the Cayman Islands (the “Company”), and became effective on July 8, 2014. Under the Registration Statement, a total of 3,448,698 Class A common shares, par value US$0.01 per common share, were registered for issuance of shares granted or to be granted pursuant to the iKang Healthcare Group, Inc. Share Incentive Plan adopted as of February 2013, iKang Healthcare Group, Inc. Share Incentive Plan adopted as of April 2013, iKang Healthcare Group, Inc. Share Incentive Plan adopted as of March 2014, iKang Healthcare Group, Inc. Option Offering Agreements, and iKang Healthcare Group, Inc. Purchase Warrant Agreements (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On January 18, 2019, pursuant to the agreement and plan of merger dated March 26, 2018 (as amended on May 29, 2018, September 25, 2018 and December 14, 2018, the “Merger Agreement”) among the Company, IK Healthcare Investment Limited and IK Healthcare Merger Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 18, 2019.

IKANG HEALTHCARE GROUP, INC.

By:	/s/ LEE LIGANG ZHANG
Name: Lee Ligang Zhang
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of January 18, 2019.

Signature	Title

/s/ LEE LIGANG ZHANG	Chairman and Chief Executive Officer
Lee Ligang Zhang	(principal executive officer)

/s/ YANG CHEN	Chief Financial Officer
Yang Chen	(principal financial and accounting officer)

/s/ XIN HUANG	Director
Xin Huang

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in New York, on January 18, 2019.

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon
Name: Giselle Manon
Title: Service of Process Officer